Exhibit 21.1

Subsidiaries of InSite Vision Incorporated

Name	Place of Incorporation

Azithromycin Royalty Sub, LLC	Delaware
Ophthalmic Solutions, Inc.	Delaware
InSite Vision, Ltd.	United Kingdom